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                                                                    EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                     YEAR ENDED        YEAR ENDED     YEAR ENDED         YEAR ENDED      YEAR ENDED
                                                      MARCH 31,         MARCH 31,      MARCH 31,          MARCH 31,       MARCH 31,
                                                        2004              2003          2002               2001             2000
                                                        ----              ----          ----               ----             ----
Consolidated pretax income (loss) from
    continuing operations                            $ (16,944)           2,223         (2,948)            20,129          13,694
Net amortization of debt issuance expense                2,191            1,626          1,420              1,389           1,326
Interest expense                                        31,984           27,048         28,553             31,653          32,637
Interest portion of rental expense                       1,442            1,507          1,579              1,766           1,885
                                                     ---------           ------         ------             ------          ------
    Earnings                                         $  18,673           32,404         28,604             54,937          49,542
                                                     =========           ======         ======             ======          ======
Interest expense                                     $  31,984           27,048         28,553             31,653          32,637
Net amortization of debt issuance expense                2,191            1,626          1,420              1,389           1,326
Interest portion of rental expense                       1,442            1,507          1,579              1,766           1,885
                                                     ---------           ------         ------             ------          ------
    Fixed Charges                                    $  35,617           30,181         31,552             34,808          35,848
                                                     =========           ======         ======             ======          ======
    Ratio of Earnings to Fixed Charges               $      (a)            1.07x            (a)              1.58x           1.38x
                                                     =========           ======         ======             ======          ======

(a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 2004 and 2002 was $16,944 and $2,948, respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense, and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                 FISCAL YEAR ENDED
                                 -----------------
                                2004            2002
                                ----            ----
Depreciation                 $  23,587       $   26,209
Amortization                       675            4,175
Non-cash charges                 3,753            4,723
                             ---------       ----------
  Total                      $  28,015       $   35,107
                             =========       ==========